EXHIBIT 10.7
XYLEM
2011 OMNIBUS INCENTIVE PLAN

[YEAR] NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

This Agreement (the “Agreement”) between Xylem Inc. (the “Company”) and [Participant Name] (the “Participant”) is effective as of [Grant Date]. Capitalized terms that are not defined in this Agreement are defined in the Company’s 2011 Omnibus Incentive Plan (the “Plan”). This Agreement is only being provided in English. The Participant is an employee of the Company or an Affiliate. In recognition of the Participant’s valued services, the Company, through the Leadership Development and Compensation Committee of its Board of Directors (the “Committee”), is providing the Participant an inducement to remain employed and an incentive for increased efforts while employed. In consideration of the terms and conditions in this Agreement, the parties agree as follows:

1.
Grant of Non-Qualified Stock Options. The Company confirms the grant on [Grant Date], (the “Grant Date”) to the Participant of the option to purchase from the Company all or any part of an aggregate of [#,###] shares (the “Options”), at the purchase price of $[Grant Date Closing Price] per share (the “Exercise Price”).

Nature of the Grant:

(a)
The grant of Options is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted in the past. All decisions with respect to future grants will be at the sole discretion of the Company;

(b)	The Participant is voluntarily participating in the Plan;

(c)
The Options are not part of normal or expected compensation for any purpose, including for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, pension or retirement or welfare benefits or similar payments;

(d)	Future value of the underlying shares is unknown, indeterminable and cannot be predicted with certainty;

(e)	No claim or entitlement to compensation or damages will arise from forfeiture of the Options resulting from the termination of the Participant's employment; and

(f)
The Company will not be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Options or of any amounts due to the Participant on exercise of the Options or on the subsequent sale of any shares acquired on exercise.

2.	Terms and Conditions. The Options are subject to the following additional terms and conditions:

(a)	Expiration Date. The Options will expire on [ ], or, if the Participant’s employment terminates before that date, on the date specified in subsection 2(e) below.

(b)	Exercise of Options. The Options cannot be exercised until vested.

(c)
Vesting. Options will vest if the Participant has been actively employed by the Company or an Affiliate from the Grant Date through the vesting date. Active employment does not include any potential severance period.

Subject to subsections 2(a), 2(d), and 2(e), the Options will vest in 3 installments as follows:

•	1/3rd of the Options will vest [ ],

•	1/3rd of the Options will vest [ ], and

•	1/3rd of the Options will vest [ ].
[ ], [ ], and [ ] are the respective “Vest Period Start Dates” for each of the 3 installments.

(d)
Effect of Change in Control. If the acquiring or surviving company in the transaction assumes or continues the outstanding Options, any unvested Options will continue to vest based on the Options’ service-based vesting criteria, if any.

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If the Participant's active employment with the Company or an Affiliate is terminated by the Company or an Affiliate without Cause or by the Participant for Good Reason (for applicable Participants only) within 2 years of a Change in Control, any assumed and unvested Options will become 100% vested on the termination date. Any vested Options will expire on the earlier of [ ], or the date 3 months after the termination date.
If the acquiring or surviving company in the transaction does not assume or continue outstanding awards under the Plan, immediately prior to the Change in Control, any unvested Options will become 100% vested and exercisable.
“Cause” means (i) the Participant’s willful and continued failure to substantially perform his or her duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) or (ii) the Participant willfully engaging in conduct that demonstrably and materially injures the Company or its Affiliates, monetarily or otherwise. “Willful” means the action is done or omitted in bad faith or without reasonable belief that the action or omission was in the best interests of the Company.
“Good Reason” means, without the Participant’s express written consent (i) a reduction in annual target total cash compensation (base salary and target bonus), (ii) the assignment of any duties inconsistent in any material adverse respect with the Participant’s position, authority, duties or responsibilities, (iii) any other action by the Company or an Affiliate which results in a material diminution in such position, authority, duties or responsibilities; or (iv) the Company or an Affiliate requiring the Participant to relocate to a work location 50 miles or more from the location where the Participant was principally working immediately prior to the Change in Control. The Participant must give notice within 90 days of any Good Reason event.
Good Reason only applies to Company employees who are, at the time of termination of employment, covered by the Xylem Special Senior Executive Pay Plan or the Xylem Enhanced Severance Pay Plan and will exclude an isolated, insubstantial and inadvertent action not taken in bad faith that is resolved by the Company or an Affiliate within 30 days of receiving notice.

(e)
Effect of Termination of Employment. Options will only vest while the Participant is actively employed by the Company or an Affiliate. If the Participant's active employment with the Company or an Affiliate is terminated for any reason, and such termination constitutes a “separation from service” within the meaning of Section 409A of the Code and any related regulations or other effective guidance promulgated thereunder (“Section 409A”), subject to subsection 2(d), the following would apply to any outstanding Options on the date of the Participant’s termination of employment:

(i)
Termination due to Death or Disability. Any unvested Options will immediately become 100% vested. Any vested Options will expire on the earlier of [ ], or the date 3 years after the Participant’s termination of employment.

(ii)
Termination due to Retirement. A prorated portion of unvested Options with a vesting date within 12 months of termination will immediately vest. All other unvested Options will automatically be forfeited. Any vested Options will expire on the earlier of [ ], or the date 3 years after the Participant’s termination of employment.

(iii)
Termination other than Death, Disability and Retirement. Any unvested Options will automatically expire. Any vested portion of the Options will expire on the earlier of [ ], or the date 3 months after the Participant’s termination of employment.

“Disability” means the complete and permanent inability of the Participant to perform all duties under the terms of his or her employment, as determined by the Company based on evidence, including independent medical reports and data, as deemed appropriate or necessary.
“Retirement” means the termination of the Participant's employment (either by the Company of the Participant), if, at the time of termination, the Participant is at least age 55 and has completed 10 years of service with the Company or the Participant is age 65 or older.
Prorated Vesting Upon Retirement. The prorated portion of the Options that vests on the Participant’s termination of employment due to the Participant's Retirement will be determined by multiplying the total number of unvested Options with vesting date within 12 months of termination by a fraction, of which the numerator is the number of full months the Participant has been continually employed since the Vest Period

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Start Date and the denominator is 12. For this purpose, full months of employment will be based on monthly anniversaries of the Grant Date, not calendar months.

(f)
Payment of Exercise Price. Permissible methods for payment of the Exercise Price on exercise of the Options are described in Section 6.6 of the Plan, or, if the Plan is amended, successor provisions. In addition to the methods of exercise permitted by Section 6.6 of the Plan, the Participant may exercise all or part of the Options by way of (i) broker-assisted cashless exercise in a manner consistent with the Federal Reserve Board's Regulation T, unless the Committee determines that this is prohibited by law, or (ii) net-settlement, where the Participant directs the Company to withhold shares that otherwise would be issued upon exercise of the Options having an aggregate Fair Market Value on the date of the exercise equal to the Exercise Price, or the portion being exercised by way of net-settlement (rounding up to the nearest whole share).

(g)
Tax Withholding. The Company will have the power and the right to deduct or withhold, or require the Participant to remit to the Company, all applicable federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to the exercise of the Options. The Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares that otherwise would be issued upon exercise of the Options, with the number of shares withheld having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction (or such other amount that will not cause an adverse accounting consequence or cost) (rounding up to the nearest whole share). Any election will be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

(h)
Automatic Exercise in Certain Circumstances. Subject to subsection 2(i) of this Agreement, if any Options held by an active Participant are otherwise exercisable but remain unexercised at the close of business on [Expiration Date], and if on that date the Fair Market Value of the shares subject to the exercisable but unexercised Options exceeds the aggregate payment that would have been required to exercise the Options, the Participant will automatically be paid an amount of Company shares having a Fair Market Value equal to such excess (rounding up to the nearest whole share), if any, and the Options will be cancelled. An automatic exercise will not occur if the Participant (and, if applicable, the Participant’s authorized legal representative) waives this subsection 2(h) in writing.

The Participant acknowledges that tax and other legal requirements must be met prior to any settlement of Options under this subsection and consents to any tax or other consequences that may arise in connection with this subsection.

(i)
Compliance with Laws and Regulations. Notwithstanding anything to the contrary in this Agreement, the Company will not be obligated to issue any shares under this Agreement issuance of the shares, or the exercise of the Options by the Participant, violates or is not in compliance with any laws, rules or regulations of the United States or any state or country. The Participant understands that, if applicable, the laws of the country where the Participant is working at the time of grant, vesting, and/or exercise of the Options (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent exercise of the Options or may subject the Participant to additional procedural or regulatory requirements that the Participant is solely responsible for and that the Participant will have to independently fulfill. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, awards under the Plan, and any shares acquired under the Plan, if the Company determines the requirement is necessary or advisable to comply with applicable law or facilitate the administration of the Plan.

(j)	Participant Acknowledgements. The Participant acknowledges and agrees that:

(i)
Participant Obligations. In partial consideration for the award of these Options, if at any time during the period between the Grant Date and the 12-month period following the Participant’s termination of Employment (the “Obligation Period”), the Participant: (i) directly or indirectly, hires or solicits or arranges for the hiring or solicitation of any employee of the Company or its Affiliates, or encourages any employee to leave the Company; (ii) directly or indirectly, assist in soliciting in competition with the Company the business of any current customer, distributor or dealer or other sales or distribution channel partners of the Company; (iii) uses, discloses, misappropriates or transfers confidential or proprietary information concerning the Company or its Affiliates (except as required by the Participant’s work responsibilities with the Company or its Affiliates); or (vi) engages in any activity in violation of Company policies, including the Company’s Code of Conduct, or engages in conduct materially adverse to the best interests

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of the Company or its Affiliates; the Options, whether previously vested or not, may be cancelled in full, and the Participant may be required to return to the Company any shares received on exercise of vested Options or the net after-tax income from any disposition of any shares received upon exercise of vested Options, unless the Company, in its sole discretion, elects not to cancel the Options and/or elects not to recover any income from exercised Options or unless applicable law prohibits such action.
The obligations in this subsection are in addition to any other agreements related to non-solicitation and preservation of Company confidential and proprietary information entered into between the Participant and the Company, or otherwise applicable to the Participant, and nothing in this Agreement is intended to waive, modify, alter or amend the terms of any such other agreement. THE PARTICIPANT UNDERSTANDS THAT THIS SUBSECTION IS NOT INTENDED TO AND DOES NOT PROHIBIT THE CONDUCT DESCRIBED, BUT PROVIDES FOR THE CANCELLATION OF THE AWARD IN FULL AND A RETURN TO THE COMPANY OF ANY SHARES RECEIVED UPON SETTLEMENT OF EXERCISED VESTED OPTIONS OR THE NET AFTER-TAX INCOME FROM THE DISPOSITION OF ANY SHARES RECEIVED UPON SETTLEMENT OF EXERCISED VESTED OPTIONS IF THE PARTICIPANT SHOULD CHOOSE TO VIOLATE THIS PARAGRAPH DURING THE OBLIGATION PERIOD. Nothing in this Agreement prohibits the Participant from voluntarily communicating, without notice to or approval by the Company, with any federal government agency about a potential violation of a federal law or regulation.

(ii)
Electronic Delivery and Acceptance. The Participant consents to electronic delivery of any Plan documents. The Participant consents to any and all procedures that the Company has established or may establish for an electronic signature system for delivery and acceptance of Plan related documents. The Participant agrees that his or her electronic signature is the same as, and will have the same force and effect as, his or her manual signature. Participant agrees that these procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

(iii)
Right of Set-Off. If the Company in its reasonable judgment determines that the Participant owes the Company any amount due to any loan, obligation or indebtedness, including amounts owed under the Company’s tax equalization program or the Company’s policies with respect to travel and business expenses, and if the Participant has not satisfied such obligation(s), the Company may instruct the plan administrator to withhold and/or sell shares acquired by the Participant on exercise of the Options (to the extent such shares are not subject to Code Section 409A), or the Company may deduct funds equal to the amount of the obligation from other funds due to the Participant from the Company to the maximum extent permitted by Code Section 409A.

(iv)
Data Privacy. Participant acknowledges and consents to the collection, use, processing and transfer of personal data. Participant is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Participant’s ability to participate in the Plan. The Company holds certain personal information about Participant, that may include his/her name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire data, salary, nationality, job title, or details of all options or performance stock units or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”).  The Company and its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and the Company or its Affiliates may each further transfer Data to any third parties assisting the Company with the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. The Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any transfer of Data that may be required for the administration of the Plan and/or the subsequent holding of shares of stock on Participant’s behalf to a broker or other third party with whom Participant may elect to deposit any shares of stock acquired pursuant to the Plan. Participant may, at any time, review Data, require any necessary amendments to it or withdraw this consent in writing by contacting the Company; however, withdrawing consent may affect Participant’s ability to participate in the Plan.

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(v)
Stock Ownership Guidelines. If the Participant is or becomes subject to the Company’s Stock Ownership Guidelines and applicable retention requirements, the Participant may be limited in selling shares obtained upon settlement of the Options.

(vi)
Clawback Policy. If the Participant is covered by the Company’s Clawback Policy, the Participant agrees that the Options are subject to the Policy and may be subject to recovery (in whole or in part) by the Company. The Participant agrees that the Clawback Policy may be amended from time to time by the Committee, including amendments to comply with applicable laws, regulations or stock exchange listing requirements.

(k)
Governing Law. This Agreement is issued, and the Options are granted, in Rye Brook, New York and will be governed and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

By signing a copy of this Agreement, the Participant acknowledges that s/he has received a copy of the Plan and that s/he has read and understands the Plan and this Agreement and agrees to their terms and conditions. The Participant also acknowledges that the Options awarded under to this Agreement must be exercised prior to the expiration date, that it is the Participant's responsibility to exercise the Options, and that the Company has no further responsibility to notify the Participant of the expiration of the Options.

Agreed to:                            XYLEM INC.

_____________________________                _____________________________
Participant                             [Name of Xylem Signatory]

(Online Acceptance Constitutes Agreement)

Dated: _________________                    Dated: [Date]

Enclosures

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